Exhibit 99.1

October 24, 2016

Tofutti Press Release

Company Contact:	Steve Kass
Chief Financial Officer
(908) 272-2400

(908) 272-9492 (Fax)

Tofutti Announces Transfer to OTCQB® market

CRANFORD, NEW JERSEY, October 24, 2016 – TOFUTTI BRANDS INC. (“Tofutti” or the “Company”) announced today that its common stock will commence trading on the OTCQB market, effective with the opening of the stock market on October 24, 2016, and will continue to trade under the Company’s current symbol “TOF”.

As previously reported, the move is a result of the Company receiving notice from the NYSE MKT of non-compliance with the stockholders’ equity requirements of Section 1003(a)(ii) of the NYSE MKT Company Guide, and the Company’s subsequent voluntary decision to delist from the NYSE MKT.

Tofutti will continue to file periodic and other required reports with the Securities and Exchange Commission under applicable federal securities laws.

About OTC Markets Group, Inc. OTC Markets Group Inc. (OTCQX:OTCM) operates the OTCQX® Best Market, the OTCQB® Venture Market and the Pink® Open Market for 10,000 U.S. and global securities. Through OTC Link® ATS, it connects a diverse network of broker-dealers that provide liquidity and execution services. It enables investors to easily trade through the broker of their choice and empowers companies to improve the quality of information available for investors.

To learn more about how it creates better informed and more efficient financial markets, visit www.otcmarkets.com. OTC Link ATS is operated by OTC Link LLC, member FINRA/SIPC and SEC regulated ATS.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of dairy-free products. The Company sells more than 80 milk-free foods including frozen desserts, cheese products and prepared frozen dishes throughout the United States and in more than 30 countries. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti’s product line includes dairy-free ice cream pints, Tofutti Cutie® sandwiches and novelty bars. Tofutti also has a growing array of prepared foods including Pizza Pizzaz® and Mintz’s Blintzes®, all made with Tofutti’s milk-free cheeses such as Better Than Cream Cheese® and Sour Supreme®. For more information, visit www.tofutti.com.

Forward-Looking Statements. Some of the statements in this press release concerning the Company and its efforts to enhance shareholder value are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q.